Centrue Financial Corporation Announces 2010 Fourth Quarter and Full Year Results

ST. LOUIS, MO -- (Marketwire - March 18, 2011) - Centrue Financial Corporation (NASDAQ: TRUE)

Highlights

--  Earnings: Fourth quarter of 2010 net loss was $39.2 million. The results for the fourth quarter of 2010 were impacted by a $15.9 million goodwill impairment charge and $13.5 million additional deferred tax asset valuation allowance recorded to income tax expense. Excluding these charges, the net loss would have been $9.8 million as compared to third quarter of 2010 net loss of $16.4 million and fourth quarter of
    2009 net loss of $14.5 million.

--  Risk-Based Capital Ratios:  At December 31, 2010, both the Company and the Bank were considered "adequately-capitalized" under regulatory defined capital ratios. Total Company risk-based capital ratio and tier 1 leverage ratio were 9.35% and 5.08%, respectively. Total Centrue
    Bank risk-based capital ratio and tier 1 leverage ratio were 9.69% and
    5.96%, respectively.

--  Credit Quality:  Nonperforming assets declined $24.2 million from
    September 30, 2010, largely due to $22.3 million in charge-offs, net of recoveries; the allowance to total loans was 4.37%, a decrease from
    5.67% at September 30, 2010; the coverage ratio (allowance for loan losses to nonperforming loans) was 45.02%, a decrease from 45.63% at
    September 30, 2010.

--  Balance Sheet:  Total assets equaled $1.105 billion, representing decreases of $75.0 million, or 6.3%, from September 30, 2010 and
    $208.0 million, or 15.8%, from year-end 2009. Total loans equaled
    $721.9 million, representing decreases of $42.7 million, or 5.6%, from
    September 30, 2010 and $163.2 million, or 18.4%, from year-end 2009.
    Total deposits equaled $931.1 million, representing decreases of
    $26.9 million, or 2.8%, from September 30, 2010 and $123.6 million, or 11.7%, from year-end 2009.

--  Net Interest Margin:  The net interest margin was 3.07% for the fourth quarter 2010, representing an increase of 38 basis points from 2.69%
    recorded in the third quarter of 2010 and a decrease of 6 basis points from 3.13% reported in the fourth quarter of 2009.

--  Liquidity:  As part of its continued liquidity management efforts, the
    Company's cash and cash equivalents was $82.9 million at year-end, up from $43.9 million recorded at the previous quarter-end.

--  Goodwill Impairment:  The impairment charge of $15.9 million was for the full carrying amount of goodwill attributable to our banking operations.

--  Income Taxes:  The Company evaluated the expected realization of its deferred tax assets totaling $14.3 million (before valuation allowance)
    and concluded that a full $14.3 million valuation allowance was required. Of this amount, $13.5 million was recorded to income tax expense and $0.8 million was recorded to other comprehensive income in stockholders' equity.

Centrue Financial Corporation (the "Company" or "Centrue") (NASDAQ: TRUE), parent company of Centrue Bank, reported a fourth quarter net loss of $39.2 million, or $6.56 per common diluted share. The fourth quarter loss was impacted by a $15.9 million goodwill impairment charge, a $13.5 million deferred tax asset valuation allowance recorded to income tax expense, a $10.5 million charge to the provision for loan losses, a $1.7 million non-cash valuation adjustment on OREO properties and a $1.0 million non-cash credit impairment charge on pooled trust preferred collateralized debt obligations. Excluding the $29.4 million in charges related to goodwill and deferred tax assets, the net loss would have been $9.8 million, or $1.70 per common diluted share, as compared to third quarter of 2010 net loss of $16.4 million, or $2.79 per common diluted share, and fourth quarter of 2009 net loss of $14.5 million, or $2.48 per common diluted share.

Credit costs continued to weigh heavily on earnings in the fourth quarter 2010, as we recorded $10.5 million in provision for loan losses largely related to asset quality deterioration in the Company's land development, construction and commercial real estate portfolio. Also contributing to the loss was a $1.0 million non-cash credit impairment charge to pooled trust preferred collateralized debt obligations ("CDOs"); a $1.7 million non-cash valuation adjustment to OREO and increased loan remediation costs, including collection expenses on nonperforming loans and expenses associated with maintaining foreclosed real estate. Positively contributing to earnings were gains on the sale of securities and an increase in mortgage banking revenue.

On a year-to-date basis, the Company reported a net loss of $65.8 million, or $11.20 per common diluted share in 2010. Excluding $46.2 million in charges related to goodwill and deferred tax asset valuation, the net loss would have been $19.6 million, or $3.56 per common diluted share, as compared to a net loss of $38.1 million, or $6.61 per common diluted share, for the same period in 2009.

"While we are certainly disappointed with our financial results for 2010, we have maintained a solid core pre-provision earnings base," remarked President & CEO Thomas A. Daiber. "It goes without saying that the slower than anticipated economic recovery continues to place a strain on our borrowers and, in turn, has hindered efforts to resolve our problem assets. Management continues to execute on plans in place for working through our asset quality challenges as swiftly and effectively as possible. We did make progress throughout the year as a result of those plans and will continue to dedicate all appropriate resources to this issue."

Securities

Total securities equaled $229.9 million, representing decreases of $52.3 million, or 18.5%, from September 30, 2010 and $45.6 million, or 16.6%, from year-end 2009. At December 31, 2010, the Company's CDOs were comprised of seven different pooled securities with an aggregate book value and estimated fair value of $8.6 million and $4.4 million, respectively. Each quarter, the Company evaluates its security portfolio to determine whether any unrealized loss is considered other-than-temporary. During the fourth quarter of 2010, we recognized non-cash other-than-temporary impairment charges totaling $1.0 million. Of these impairment charges, $0.9 million was related to four CDOs and $0.1 million was related to one collateralized mortgage obligation.

Loans

Total loans equaled $721.9 million, representing decreases of $42.7 million, or 5.6%, from September 30, 2010 and $163.2 million, or 18.4%, from year-end 2009. This decline was related to a combination of normal attrition, pay-downs, loan charge-offs, transfers to OREO and strategic initiatives to reduce balance sheet risk. Due to economic conditions, we have also experienced a decrease in loan demand as many borrowers continue to reduce their debt.

Funding and Liquidity

Total deposits equaled $931.1 million, representing decreases of $26.9 million, or 2.8%, from September 30, 2010 and $123.6 million, or 11.7%, from year-end 2009. The net decrease from year-end 2009 was largely related to strategic initiatives to reduce higher costing time deposits and collateralized local public agency deposits. Also contributing was a $19.5 million reduction related to the sale of the Effingham branch in the second quarter 2010.

Due to continued uncertainty in the financial markets, we elected to maintain a higher level of liquidity during 2010. The Bank's overall liquidity position improved during the fourth quarter 2010, largely due to a reduction in the loan portfolio, net of gross charge-offs and transfers to OREO. Also contributing was an increase in liquid assets, including excess reserves on deposit at the Federal Reserve Bank and unencumbered securities.

Credit Quality and Allowance for Loan Loss

The risk profile of our loan portfolio at December 31, 2010 continues to be high as we cope with one of the most severe recessions in decades. The asset quality metrics were not unexpected and were primarily related to the credits that we anticipated having issues during 2010. The key credit quality metrics are as follows:

--  The allowance for loan losses to total loans was 4.37% at
    December 31, 2010, compared to 5.67% at September 30, 2010 and
    4.62% at December 31, 2009.  Management evaluates the sufficiency of the allowance for loan losses based on the combined total of specific allocations, historical loss and qualitative components and believes that the allowance for loan losses represented probable incurred credit losses inherent in the loan portfolio at December
    31, 2010.

--  The provision for loan losses for the fourth quarter of 2010 was
    $10.5 million, up from $7.3 million recorded in the third quarter of
    2010 and down from $22.3 million recorded in the fourth quarter of
    2009. The fourth quarter 2010 provision level was driven by:

      --  sustained level of nonperforming loans and new credits that migrated to nonperforming status that have required current specific allocation estimates;
      --  elevated charge-offs of previously accrued specific allocations that impact historical loss levels;
      --  elevated past due loans;
      --  weakening guarantor positions due to adverse economic conditions;
      --  continued deteriorating collateral values, reflecting the impact of the adverse economic climate on the Company's borrowers.

--  Net loan charge-offs for the fourth quarter of 2010 were $22.3 million, or 2.98% of average loans, compared with $6.2 million, or 0.80% of average loans, for the third quarter of 2010 and $9.3 million, or 1.03%
    of average loans, for the fourth quarter of 2009.  Loan charge-offs during the fourth quarter of 2010 were largely influenced by the credit performance of the Company's land development, construction and commercial real estate portfolio. These charge-offs reflect management's continuing efforts to align the carrying value of these assets with the value of underlying collateral based upon more aggressive disposition strategies and recognizing falling property values. Because these loans are collateralized by real estate, losses occur more frequently when property values are declining and borrowers are losing equity in the underlying collateral. Management believes we are recognizing losses in our portfolio through provisions and charge-offs as credit developments warrant.

--  Nonperforming loans (nonaccrual, 90 days past due and troubled debt restructures) decreased to $70.0 million at December 31, 2010, from
    $95.1 million at September 30, 2010 and $80.9 million at December 31,
    2009. The $25.1 million decrease from the third quarter of 2010 to the fourth quarter of 2010 was largely due to $22.3 million in charge-offs, net of recoveries. The $70.0 million recorded at December 31, 2010 included $64.6 million in nonaccrual loans, $5.3 million in troubled debt restructures and $0.1 million in 90 days past due. The level of nonperforming loans to end of period loans was 9.70% at December 31,
    2010, compared to 12.44% at September 30, 2010 and 9.14% at
    December 31, 2009.  The nonperforming loan ratio (nonperforming loans to end of period loans) was negatively impacted to a greater degree by the decrease in total loans outstanding rather than by an increase in nonperforming loans.

--  Approximately 52.21% of total nonaccrual loans at December 31, 2010 were concentrated in land development and construction credits. The ratio of construction and land development loans to total loans decreased to 9.98% at December 31, 2010 from 11.67% at September 30,
    2010 and 14.50% at December 31, 2009.

--  The coverage ratio (allowance for loan losses to nonperforming loans)
    was 45.02% at December 31, 2010, compared to 45.63% at September 30,
    2010 and 50.59% at December 31, 2009. The decrease was driven largely by the current quarter charge-off of specific allocation estimates that were previously accrued, combined with a reduction in the number of new credits that migrated to nonperforming status that would have required current specific allocation estimates.

--  Other real estate owned ("OREO") increased to $25.6 million at
    December 31, 2010, from $24.7 million at September 30, 2010 and $16.2 million at December 31, 2009. In the fourth quarter of 2010, management converted collateral securing problem loans to properties ready for disposition in the net amount of $5.8 million. Fourth quarter additions were offset by $3.2 million in dispositions that generated a net gain on sale of $0.3 million and $1.7 million in additional valuation adjustments, reflective of existing market conditions and more aggressive disposition strategies.

--  Nonperforming assets (nonaccrual, 90 days past due, troubled debt restructures and OREO) decreased to $95.6 million at December 31,
    2010, from $119.8 million at September 30, 2010 and $97.1 million at
    December 31, 2009. The $24.2 million decrease from the third quarter of
    2010 to the fourth quarter of 2010 was largely due to $22.3 million in charge-offs, net of recoveries. The ratio of nonperforming assets to total assets was 8.65% at December 31, 2010, 10.15% at September 30,
    2010 and 7.40% at December 31, 2009.

Net Interest Margin

The net interest margin was 3.07% for the fourth quarter of 2010, representing an increase of 38 basis points from 2.69% recorded in the third quarter of 2010 and a decrease of 6 basis points from 3.13% reported in the fourth quarter 2009. The decrease in the fourth quarter 2010 net interest margin, as compared to the same period in 2009, was primarily due to the cost of retaining surplus liquidity, lower average volume of higher-yielding loans, increased premium amortization due to higher prepayments and lower coupon income with adjustable resets in the securities portfolio and the impact of nonaccrual loan interest reversals. Additionally, the loan portfolio purchase accounting adjustments that were accreted into interest income related to the Company's 2006 merger expired in the first quarter 2010. Positively impacting the margin was increased utilization of interest rate floors on a majority of variable rate loans and a reduction in the Company's cost of interest-bearing liabilities due to maturity of higher rate time deposits and the decline in market interest rates. Due largely to the protracted economic downturn, the carrying cost of nonaccrual loans and the Company's interest rate sensitivity, the margin will likely remain under pressure throughout 2011.

Noninterest Income and Expense

Total noninterest income for the fourth quarter of 2010 was $3.3 million, an increase of $3.8 million, compared to ($0.5) million reported in the same period in 2009. Included in the fourth quarter noninterest income results for 2010 and 2009 were securities gains, credit impairment charges on CDO securities, and gains related to the sale of OREO and other assets. Excluding these items from both quarterly periods, noninterest income remained relatively unchanged.

Total noninterest expense for the fourth quarter of 2010 was $26.5 million, an increase of $16.0 million, compared to $10.5 million recorded during the same period in 2009. Included in noninterest expense for the fourth quarter of 2010 was a $15.9 million goodwill impairment charge and $1.7 million in valuation adjustments related to OREO properties. Excluding these items for the fourth quarter of 2010 and OREO valuation adjustments from the fourth quarter of 2009, noninterest expense levels decreased $0.6 million, or 6.3%. Expense levels were impacted by reductions in salaries and employee benefits and reduced discretionary spending in areas such as marketing, contributions, dues and subscriptions and travel.

Income Taxes

The Company evaluated the expected realization of its deferred tax assets totaling $14.3 million (before valuation allowance), primarily comprised of future tax benefits associated with the allowance for loan losses, impairment charges on CDOs and net operating loss carryforwards, and concluded that a full $14.3 million valuation allowance was required. Of this charge, $13.5 million was recorded to income tax expense and $0.8 million was recorded to other comprehensive income to reflect the annual change to unrealized gains or losses in the security portfolio.

The net deferred tax asset (after valuation allowance) is now zero. This non-cash impairment charge has no effect on liquidity, cash flows, operations or regulatory capital ratios at Centrue Bank or Centrue Financial Corporation, nor does it preclude us from using the tax losses, tax credits or other timing differences in the future.

Goodwill Charge

U.S. Generally Accepted Accounting Principles requires companies to perform an annual test for goodwill impairment. Due primarily to the deterioration in the general economic environment, the resulting decline in the Company's share price and market capitalization, and in conjunction with sustained net losses and the continued high level of nonperforming assets, the Company concluded that a full $15.9 million goodwill impairment charge was required. This non-cash impairment charge has no effect on liquidity, cash flows, operations, tangible book value, or regulatory capital ratios at Centrue Financial Corporation or Centrue Bank.

Capital Management

As reflected in the following table, both the Company and unit Centrue Bank were considered "adequately-capitalized" under regulatory defined capital ratios as of December 31, 2010:

                                Company         Centrue Bank
                            ----------------  ----------------
                                                                Adequately
                             Dec 31,  Dec 31,  Dec 31,  Dec 31, Capitalized
                              2010     2009     2010     2009   Thresholds
                            -------  -------  -------  -------  ----------
Carrying amounts ($millions):
  Total risk-based capital  $  76.5  $ 114.9  $  78.2  $ 111.2
  Tier 1 risk-based capital $  58.0  $  91.9  $  67.8  $  98.3

Capital ratios:
  Total risk-based capital     9.35%   11.34%    9.69%   11.13%        8.0%
  Tier 1 risk-based capital    7.09%    9.07%    8.41%    9.85%        4.0%
  Tier 1 leverage ratio        5.08%    7.10%    5.96%    7.60%        4.0%

Total regulatory capital ratios decreased since year-end 2009 largely as a result of net operating losses for the full-year 2010.

About the Company

Centrue Financial Corporation is a regional financial services company headquartered in St. Louis, Missouri and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.

Further information about the Company is available at its website at http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market areas; the Company's implementation of new technologies; the Company's ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

--  Unaudited Highlights
--  Unaudited Consolidated Balance Sheets
--  Unaudited Consolidated Statements of Income
--  Unaudited Selected Quarterly Consolidated Financial Data

Centrue Financial Corporation
Unaudited Highlights
(In Thousands, Except Share Data)

                              Three Months Ended      Twelve Months Ended
                                 December 31,            December 31,
                            ---------------------   ---------------------
                               2010        2009        2010        2009
                            ---------   ---------   ---------   ---------
Operating Highlights
 Net income (loss)          $ (39,215)  $ (14,517)  $ (65,803)  $ (38,079)
 Return on average total
  assets                       (13.54)%     (4.31)%     (5.32)%     (2.82)%
 Return on average
  stockholders' equity        (188.05)     (45.81)     (66.10)     (27.80)
 Net interest margin             3.07        3.13        2.85        3.26
 Efficiency ratio               75.83       75.84       81.05       71.21

Per Share Data

 Diluted earnings (loss)
  per common share          $   (6.56)  $   (2.48)  $  (11.20)  $   (6.61)
 Book value per common
  share                     $    1.61   $   13.15   $    1.61   $   13.15
 Tangible book value per
  common share              $    0.57   $    9.27   $    0.57   $    9.27
 Diluted weighted average
  common shares outstanding 6,048,405   6,043,176   6,045,225   6,035,598
 Period end common shares
  outstanding               6,048,405   6,043,176   6,048,405   6,043,176

Stock Performance Data

 Market price:
  Quarter-end               $    0.98   $    2.60   $    0.98   $    2.60
    High                    $    1.59   $    3.79   $    4.18   $    6.95
    Low                     $    0.80   $    1.00   $    0.80   $    1.00
 Period end price to book
  value                         60.87%      19.77%      60.87%      19.77%
 Period end price to
  tangible book value          171.93%      28.05%     171.93%      28.05%

Centrue Financial Corporation
Unaudited Consolidated Balance Sheets
(In Thousands, Except Share Data)

                                                December 31,  December 31,
                                                    2010          2009
                                                ------------  ------------
ASSETS
  Cash and cash equivalents                     $     82,945  $     56,452
  Securities available-for-sale                      219,475       264,772
  Restricted securities                               10,470        10,711
  Loans                                              721,871       885,095
  Allowance for loan losses                          (31,511)      (40,909)
                                                ------------  ------------
     Net loans                                       690,360       844,186
  Bank-owned life insurance                           30,403        29,365
  Mortgage servicing rights                            2,425         2,885
  Premises and equipment, net                         25,687        30,260
  Goodwill                                                 -        15,880
  Other intangible assets, net                         6,293         7,551
  Other real estate owned                             25,564        16,223
  Other assets                                        11,540        34,399
                                                ------------  ------------

     Total assets                               $  1,105,162  $  1,312,684
                                                ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
     Deposits
        Non-interest-bearing                    $    118,667  $    119,313
        Interest-bearing                             812,438       935,376
                                                ------------  ------------
          Total deposits                             931,105     1,054,689
     Federal funds purchased and securities
      sold under agreements to repurchase             16,188        16,225
     Federal Home Loan Bank advances                  71,059        86,261
     Notes payable                                    10,623        10,796
     Series B mandatory redeemable preferred
      stock                                              268           268
     Subordinated debentures                          20,620        20,620
     Other liabilities                                12,378        11,211
                                                ------------  ------------
        Total liabilities                          1,062,241     1,200,070

  Stockholders' equity
     Series A convertible preferred stock                500           500
     Series C cumulative perpetual preferred
      stock                                           30,810        30,190
     Common stock                                      7,454         7,454
     Surplus                                          74,721        74,741
     Retained earnings (accumulated deficit)         (46,861)       21,486
     Accumulated other comprehensive income
      (loss)                                          (1,589)          439
                                                ------------  ------------
                                                      65,035       134,810
     Treasury stock, at cost                         (22,114)      (22,196)
                                                ------------  ------------
        Total stockholders' equity                    42,921       112,614

          Total liabilities and stockholders'
           equity                               $  1,105,162  $  1,312,684
                                                ============  ============

Centrue Financial Corporation
Unaudited Consolidated Statements of Income
(In Thousands, Except Share Data)

                                 Three Months Ended   Twelve Months Ended
                                    December 31,          December 31,
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Interest income
  Loans                         $   9,873  $  12,503  $  41,750  $  53,223
  Securities
     Taxable                        1,235      1,999      5,958      8,696
     Exempt from federal income
      taxes                           241        309      1,024      1,246
  Federal funds sold and other         19         29        112         80
                                ---------  ---------  ---------  ---------
     Total interest income         11,368     14,840     48,844     63,245

Interest expense
  Deposits                          2,733      4,685     14,569     20,554
  Federal funds purchased and
   securities sold under
   agreements to repurchase             8         37         45        148
  Federal Home Loan Bank
   advances                           532        588      2,265      2,296
  Series B mandatory redeemable
   preferred stock                      4          4         16         16
  Subordinated debentures             267        253      1,050      1,074
  Notes payable                        92         92        371        474
                                ---------  ---------  ---------  ---------
     Total interest expense         3,636      5,659     18,316     24,562

Net interest income                 7,732      9,181     30,528     38,683
Provision for loan losses          10,450     22,250     34,600     52,049
                                ---------  ---------  ---------  ---------
Net interest income (loss)
 after provision for loan
 losses                            (2,718)   (13,069)    (4,072)   (13,366)

Noninterest income
  Service charges                   1,330      1,609      5,264      6,421
  Mortgage banking income             693        443      1,807      2,303
  Electronic banking services         529        476      2,057      1,923
  Bank-owned life insurance           265        285      1,038      1,048
  Securities gains, net               788          5      2,701        251
     Total other-than-temporary
      impairment losses            (1,378)    (6,367)    (5,452)   (15,814)
  Portion of loss recognized in
   other comprehensive income
   (before taxes)                     379      2,810        431      3,208
                                ---------  ---------  ---------  ---------
     Net impairment on
      securities                     (999)    (3,557)    (5,021)   (12,606)
  Gain on sale of OREO                299         12        333        178
  Gain on sale of other assets         47         11      1,695        128
  Other income                        311        259        944      1,065
                                ---------  ---------  ---------  ---------
                                    3,263       (457)    10,818        711

Centrue Financial Corporation
Unaudited Consolidated Statements of Income
(In Thousands, Except Share Data)

                                 Three Months Ended   Twelve Months Ended
                                    December 31,          December 31,
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Noninterest expenses
  Salaries and employee
   benefits                         3,530      3,816     14,549     16,195
  Occupancy, net                      822        817      3,200      3,364
  Furniture and equipment             467        577      2,152      2,303
  Marketing                            70        204        350        783
  Supplies and printing                97        114        399        458
  Telephone                           215        184        782        838
  Data processing                     400        374      1,567      1,510
  FDIC insurance                      823        903      3,372      2,780
  Loan processing and
   collection costs                   645        604      2,434      1,550
  Goodwill impairment              15,880          -     15,880      8,451
  OREO valuation adjustment         1,727      1,022      4,092      1,022
  Amortization of intangible
   assets                             291        356      1,258      1,537
  Other expenses                    1,547      1,554      5,854      5,867
                                ---------  ---------  ---------  ---------
                                   26,514     10,525     55,889     46,658

Income (loss) before income
 taxes                            (25,969)   (24,051)   (49,143)   (59,313)
Income tax expense (benefit)       13,246     (9,534)    16,660    (21,234)
                                ---------  ---------  ---------  ---------
Net income (loss)               $ (39,215) $ (14,517) $ (65,803) $ (38,079)
Preferred stock dividends             489        468      1,924      1,810
                                ---------  ---------  ---------  ---------
Net income (loss) for common
 stockholders                   $ (39,704) $ (14,985) $ (67,727) $ (39,889)
                                =========  =========  =========  =========

Basic earnings (loss) per
 common share                   $   (6.56) $   (2.48) $  (11.20) $   (6.61)
                                =========  =========  =========  =========
Diluted earnings (loss) per
 common share                   $   (6.56) $   (2.48) $  (11.20) $   (6.61)
                                =========  =========  =========  =========

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

                                      Quarters Ended
                ---------------------------------------------------------
                 12/31/10    09/30/10    06/30/10    03/31/10    12/31/09
                ---------   ---------   ---------   ---------   ---------
Statement of
 Income
  Interest
   income       $  11,368   $  11,508   $  12,682   $  13,286   $  14,840
  Interest
   expense         (3,636)     (4,369)     (4,995)     (5,316)     (5,659)
                ---------   ---------   ---------   ---------   ---------
  Net interest
   income           7,732       7,139       7,687       7,970       9,181
  Provision for
   loan losses     10,450       7,250       7,550       9,350      22,250
                ---------   ---------   ---------   ---------   ---------
  Net interest
   income (loss)
   after provision
   for loan losses (2,718)       (111)        137      (1,380)    (13,069)
  Noninterest
   income           3,263       3,427       2,806       1,322        (457)
  Noninterest
   expense         26,514       9,279       9,610      10,486      10,525
                ---------   ---------   ---------   ---------   ---------
  Income (loss)
   before income
   taxes          (25,969)     (5,963)     (6,667)    (10,544)    (24,051)
  Income tax
   expense
  (benefit)        13,246      10,440      (2,742)     (4,284)     (9,534)
                ---------   ---------   ---------   ---------   ---------
  Net income
   (loss)       $ (39,215)  $ (16,403)  $  (3,925)  $  (6,260)  $ (14,517)
                =========   =========   =========   =========   =========
  Net income
   (loss) for
   common
   stockholders $ (39,704)  $ (16,887)  $  (4,403)  $  (6,733)  $ (14,985)
                =========   =========   =========   =========   =========

Per Share
  Basic earnings
   (loss) per
   common share $   (6.56)  $   (2.79)  $   (0.73)  $   (1.11)  $   (2.48)
  Diluted
   earnings
   (loss) per
   common share     (6.56)      (2.79)      (0.73)      (1.11)      (2.48)
  Cash dividends
   on common
   stock               NM          NM          NM          NM          NM
  Dividend
   payout ratio
   for common
   stock               NM          NM          NM          NM          NM
  Book value per
   common share $    1.61   $    8.97   $   11.77   $   12.46   $   13.15
  Tangible book
   value per
   common share      0.57        5.26   $    8.01   $    8.64        9.27
  Basic weighted
   average
   common shares
   outstanding  6,048,405   6,046,075   6,043,176   6,043,176   6,043,176
  Diluted
   weighted
   average
   common shares
   outstanding  6,048,405   6,046,075   6,043,176   6,043,176   6,043,176
  Period-end
   common shares
   outstanding  6,048,405   6,048,405   6,043,176   6,043,176   6,043,176

Balance Sheet
  Securities    $ 229,945   $ 282,226   $ 307,846   $ 285,382   $ 275,483
  Loans           721,871     764,585     792,289     838,700     885,095
  Allowance for
   loan losses      31,511      43,390      42,378      41,845     40,909
  Assets        1,105,162   1,179,684   1,226,769   1,286,532   1,312,684
  Deposits        931,105     958,032     993,270   1,046,233   1,054,689
  Stockholders'
   equity          42,921      85,048     101,947     106,087     112,614

Earnings Performance
  Return on
   average total
   assets          (13.54)%     (5.36)%     (1.23)%     (1.95)%     (4.31)%
  Return on
   average
   stockholders'
   equity         (188.05)     (64.59)     (15.10)     (22.92)     (45.81)
  Net interest
   margin            3.07        2.69        2.79        2.88        3.13
  Efficiency
   ratio (1)        75.83       82.62       84.81       81.27       75.84

Asset Quality
  Nonperforming
   assets to
   total end of
   period assets     8.65%      10.15%        8.91%       8.19%      7.40%
  Nonperforming
   loans to
   total end of
   period loans      9.70       12.44       11.76       10.75        9.14
  Net loan
   charge-offs
   to total
   average loans     2.98        0.80        0.86        0.97        1.03
  Allowance for
   loan losses
   to total end
   of period
   loans             4.37        5.67        5.35        4.99        4.62
  Allowance for
   loan losses to
   nonperforming
   loans            45.02       45.63       45.49       46.40       50.59
  Nonperforming
   loans        $  69,990   $  95,096   $  93,158   $  90,184   $  80,864
  Nonperforming
   assets          95,554     119,791     109,340     105,414      97,087
  Net loan
   charge-offs     22,329       6,238       7,016       8,414       9,305

Capital
  Total risk-based
   capital ratio     9.35%       10.20%     10.72%      11.01%      11.34%
  Tier 1 risk-based
   capital ratio     7.09        7.96        8.51        8.65        9.07
  Tier 1 leverage
   ratio             5.08        5.75        6.01        6.44        7.10

(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gains on sale of assets.

NM  Not meaningful.

Contact:
Thomas A. Daiber
President and
Chief Executive Officer
Centrue Financial Corporation
tom.daiber@centrue.com

Kurt R. Stevenson
Senior Executive Vice President
and Chief Financial Officer
Centrue Financial Corporation
kurt.stevenson@centrue.com